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                          NEWMARK HOMES CORP. ANNOUNCES
               PLACEMENT OF $350 MILLION 9% SENIOR NOTES DUE 2010
                 AND 10 3/8% SENIOR SUBORDINATED NOTES DUE 2012

FOR IMMEDIATE RELEASE:     June 17, 2002

         Sugar Land, Texas - Newmark Homes Corp. (Nasdaq: NHCH) today announced that it has placed, through a Rule 144A private placement offering, $200 million of 9% senior notes due 2010 and $150 million of 10 3/8% senior subordinated notes due 2012.

         The offering of the notes is subject to and will occur concurrently with the closing of its proposed merger with Engle Holdings Corp. which is scheduled to occur on June 25, 2002. In connection with the merger, Newmark will change its name to Technical Olympic USA, Inc. and will trade under the symbol "TOUS".

         The Company expects to use the net proceeds of the offering, along with cash on hand, to (i) repay its outstanding indebtedness and Engle's outstanding indebtedness; (ii) repay a $72.0 million obligation of Technical Olympic, Inc., Newmark and Engle's parent, incurred in connection with Technical Olympic's acquisition of Engle in November 2000; (iii) defease or discharge Engle's 9 1/4% Senior Notes due 2008; and (iv) pay expenses of the offering of the notes.

         The notes being sold by the Company will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

                                      * * *

         Newmark Homes Corp. designs, builds and sells single-family homes, town-homes and patio homes in five markets in Texas and Tennessee. At March 31, 2002, Newmark operated in 57 communities in its markets and had 468 homes under construction. Newmark is also engaged in residential land acquisition and lot development and at March 31, 2002, Newmark owned, or had under option contracts, 2,467 lots available for future home building.

         This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risks and uncertainties including, but not limited to: increases in interest rates; business conditions; growth in the home-building industry; investment real estate; the economy in general; competitive factors; the cost of building materials; and the risk factors detailed in the Company's Registration Statement on Form S-1 (SEC File No. 333-4221), and all other factors set forth in the Company's most recent Form 10-K and Form 10-Q.